EXHIBIT 5.1

February 6, 2002

Penn Virginia Corporation
One Radnor Corporate Center
Suite 200, 100 Matsonford Road
Radnor, Pennsylvania 19087

Gentlemen:

I am General Counsel of Penn Virginia Corporation, a Virginia corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering and sale by the Company of up to 100,000 Shares (the "Shares") in connection with the Company's Second Amended and Restated 1995 Directors' Stock Compensation Plan (the "Plan").

As the basis for the opinions hereinafter expressed, I have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as I have deemed necessary or advisable for the purposes of this opinion. In such examination I have assumed the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as I deem relevant, I am of the opinion that:

  The Company has been duly formed and is validly existing as a corporation under the Virginia Stock Corporation Act.
  The Shares, to the extent they are newly issued, have been duly authorized and when issued and sold in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the Virginia Stock Corporation Act and the relevant federal laws of the United States of America, and I render no opinion with respect to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. This opinion is rendered solely for your benefit and may not be relied upon in any manner by any other person or entity without my express written consent.

Sincerely,
/s/ Nancy M. Snyder
Nancy M. Snyder